Exhibit 16               Change in certifying accountant

April 12, 2002

Office of the Chief Accountant Securities and Exchange Commission 450 Fifth Street, N.W. Washington, D.C. 20549	703-962-3806

Dear Sir/Madam,

We have read Item 4 included in the Form 8-K dated April 12, 2002 of F&M Bancorp filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

By

Randall B. Johnston

Copy to:

Ms. Kaye A. Simmons

Chief Financial Officer

F&M Bancorp